Exhibit (a)(1)(N)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE ELECTION TO TENDER OPTIONS UNDER THE EXCHANGE OFFER

Date:

To:

From:	Luna Innovations Incorporated

Re:	Rejected Election to Tender Options Under Exchange Offer

Tendered Option:

Grant Date:

Number of Shares:

Exercise Price:

Thank you for your submission of the Election Form and Eligible Option Information Sheet to elect to tender the foregoing option in the Exchange Offer. Your election to exchange the foregoing tendered option(s) under the Exchange Offer was not accepted for the following reason(s):

☐	Your tendered option did not qualify as an Eligible Option because: .

☐	You are not an Eligible Optionholder because: .

☐	The Market Price on October , 2010 was $ , which equals or exceeds $5.00 per share, so that in accordance with the terms of the Exchange Offer, no options were eligible or accepted for exchange.

☐	Other:

Because such tendered options were not accepted for exchange, you will not receive any new options under the Exchange Offer for such options, and such options will retain all their existing terms and conditions.

You should direct any questions about the Exchange Offer or this Notice to Kimberly Bush, Luna Innovations’ Stock Plan Administrator at 1 Riverside Circle, Suite 400, Roanoke, VA 24016 or by calling (540) 769-8467 or sending an email to stockadmin@lunainnovations.com.